                                                                      EXHIBIT 12

                      NON-QUALIFIED STOCK OPTION AGREEMENT

         AGREEMENT, made as of the 6th day of February, 1998, by and between American Vantage Companies, a Nevada corporation having its place of business at 6787 W. Tropicana, Ste 200, Las Vegas, Nevada 89130 ("Grantor"), and Steven G. Barringer residing at 8324 Arroyo Justin Avenue, Las Vegas, Nevada 89128 ("Optionee").

                              W I T N E S S E T H:

         WHEREAS, Optionee is presently performing services for the Grantor, and

         WHEREAS, the Grantor is desirous of increasing the incentive of Optionee to exert his utmost efforts to improve the business of the Grantor.

         NOW, THEREFORE, in consideration of Optionee's continued service to the Grantor, and for other good and valuable consideration, the Grantor hereby grants to Optionee options to purchase common stock of the Grantor ("Common Stock"), on the following terms and conditions:

         1.       Option.

         The Grantor hereby grants to Optionee non-qualified stock options (the "Options") (not qualified as described in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase up to Seventy Five Thousand (75,000) fully paid and non-assessable shares of Common Stock of the Grantor (the "Shares"), subject to the terms and conditions set forth below. The Options may be exercised by the Optionee as follows: options corresponding to 15,000 shares are exercisable at any time after the date hereof until 5:00 P.M., Las Vegas, Nevada time on February 5, 2008 unless earlier terminated hereunder (the "Termination Date"), options corresponding to 25,000 shares are exercisable at any time after February 5, 1999 until the Termination Date, options corresponding to 35,000 shares are exercisable at any time after February 5, 2000 until the Termination Date.

         2.       Purchase Price.

         The purchase price shall be $1.188 per Share. The Grantor shall pay all original issue or transfer taxes on the exercise of this option and all other fees and expenses necessarily incurred by the Grantor in connection therewith.

         3.       Exercise of Option.

         The Optionee shall notify the Grantor in writing in person, by overnight courier or by registered or certified mail, return receipt requested, addressed to its principal office, as to the number of Shares which Optionee desires to purchase under the Options herein granted, which notice shall be accompanied by payment (by cash or certified check) of the exercise price therefor as specified in Paragraph 2 above. As soon as practicable thereafter, the Grantor shall cause to be delivered to Optionee certificates issued in Optionee's name evidencing the Shares purchased by Optionee.

         4.       Option Conditioned On Continued Service.

         (a) If Optionee shall be removed as a director for cause, or if Optionee resigns voluntarily, the option granted to Optionee hereunder shall expire immediately upon such termination. If Optionee shall be removed as a director without cause, such option may be exercised at any time within three
(3) months after such termination, subject to the provisions of subparagraph (d) of this Paragraph 4.

         (b) If Optionee dies (i) while performing services for the Grantor or a subsidiary or parent corporation, or (ii) within three (3) months after the termination of Optionee's service other than voluntarily by Optionee or for cause, such option may be exercised by a legatee or legatees of such option under Optionee's last will or by his personal representatives or distributees at any time within one year after his death, subject to the provisions of subparagraph (d) of this Paragraph 4.

         (c) If Optionee becomes disabled within the definition of Section 22(e)(3) of the Code while performing services for the Grantor or a subsidiary or parent corporation, such option may, subject to the provisions of subparagraph (d) of this Paragraph 4, be exercised at any time within one year after Optionee's termination of service due to the disability.

         (d) An option may not be exercised pursuant to this Paragraph 4 except to the extent that Optionee was entitled to exercise the option at the time of termination of service or death, and in any event may not be exercised after the original expiration date of the option.

         5.       Divisibility and Non-Assignability of the Options.

         (a) The Optionee may exercise the options herein granted from time to time during the periods of their respective effectiveness with respect to any whole number of Shares included therein, but in no event may an option be exercised as to less than one hundred (100) Shares at any one time, except for the remaining Shares covered by the option if less than one hundred (100).

         (b) The Optionee may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the options herein granted or any interest therein, otherwise than by will or the laws of descent and distribution, and these options, or any of them, shall be exercisable during Optionee's lifetime only by Optionee.

         6.       Stock as Investment.

         By accepting these options, Optionee agrees for himself, his heirs and legatees that any and all Shares purchased hereunder shall be acquired for investment purposes only and not for sale or distribution, and upon the issuance of any or all of the Shares issuable under the options granted hereunder, Optionee, or his heirs or legatees receiving such Shares, shall deliver to the Grantor a representation in writing, that such Shares are being acquired in good faith for investment purposes only and not for sale or distribution. Grantor may place a "stop transfer" order with respect to such Shares with its transfer agent and place an appropriate restrictive legend on the stock certificate(s) evidencing such Shares.

         7.       Restriction on Issuance of Shares.

         The Grantor shall not be required to issue or deliver any certificate for Shares purchased upon the exercise of any option granted hereunder unless
(a) the issuance of such Shares has been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or counsel to the Grantor shall have given an opinion that such registration is not required;
(b) approval, to the extent required, shall have been obtained from any state regulatory body having jurisdiction thereof; and (c) permission for the listing of such Shares, if required, shall have been given by Nasdaq and/or any national securities exchange on which the Common Stock of the Grantor is at the time of issuance listed.

         8.       Adjustments Upon Changes in Capitalization.

         (a) In the event of changes in the outstanding Common Stock of the Grantor by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, or exchanges of shares, separations, reorganizations, or liquidations, the number and class of shares as to which the options may be exercised shall be correspondingly adjusted by the Grantor. No adjustment shall be made with respect to stock dividends or splits which do not exceed 10% in any fiscal year, cash dividends or the issuance to stockholders of the Grantor of rights to subscribe for additional shares of Common Stock or other securities. Anything to the contrary contained herein notwithstanding, the Board of Directors of the Grantor shall have the discretionary authority to take any action necessary or appropriate to prevent these options from being disqualified as "Incentive Stock Options" under the United States income tax laws then in effect.

         (b) Any adjustment in the number of Shares shall apply proportionately to only the unexercised portion of an option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next higher whole number of Shares so long as such increase does not result in the holder of the option being deemed to own more than 5% of the total combined voting power or value of all classes of stock of the Grantor or its subsidiaries.

         9.       Effect of Mergers, Consolidations or Sales of Assets.

         Anything contained herein to the contrary notwithstanding, a merger or consolidation in which the Grantor is not the surviving corporation, or a sale of substantially all of the Grantor's assets or capital stock shall cause the unexercised options to terminate automatically, unless otherwise provided by the Board of Directors.

         Furthermore, this option may, at the discretion of the Board of Directors of the Grantor and said other corporation, be exchanged for options to purchase shares of capital stock of another corporation which the Grantor, and/or a subsidiary thereof is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by said other corporation or separated or reorganized into. The terms, provisions and benefits to Optionee of such substitute option(s) shall in all respects be identical to the terms, provisions and benefits of Optionee under his Option(s) prior to said substitution. To the extent the above may be inconsistent with Sections 424(a)(1) and (2) of the Code, the above shall be deemed interpreted so as to comply therewith.

         10.      No Rights in Option Stock.

         Optionee shall have no rights as a shareholder in respect of Shares as to which the option granted hereunder shall not have been exercised and payment made as herein provided.

         11.      Effect Upon Employment.

         This Agreement does not give Optionee any right to employment by, or any other relationship with, the Grantor.

         12.      Binding Effect.

         Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and assigns.

         13.      Miscellaneous.

         This Agreement shall be construed under the laws of the State of Nevada. Headings have been included herein for convenience of reference only, and shall not be deemed a part of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                AMERICAN VANTAGE COMPANIES

                                By: /s/ Roy K. Keefer,
                                   -------------------
                                Roy K. Keefer,
                                Secretary/Treasurer

                                ACCEPTED AND AGREED TO:

                                /s/ Steven Barringer
                                -----------------------
                                Steven Barringer